                                AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered into this 8th day of April, 1997, among F & P ENTERPRISES, INC., a North Carolina corporation ("Seller"); THOMAS FICKLING and WILLIAM PRENTICE (collectively referred to as the "Shareholders"), AMERIKING CAROLINA CORPORATION I, a Delaware corporation ("Purchaser"), and NATIONAL RESTAURANT ENTERPRISES, INC. d/b/a AMERIKING CORPORATION, a Delaware corporation ("NRE").

                                R E C I T A L S:

     WHEREAS, Seller, the Shareholders and Purchaser entered into an Asset Purchase Agreement, dated March 7, 1997 (the "Agreement"); and

     WHEREAS, the parties hereto desire to amend the Agreement to further clarify the parties' intentions.

     NOW THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Amendment, and the mutual covenants, promises, agreements, representations and warranties contained in this Amendment, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

     1. Definitions of Terms. Capitalized terms used without definition herein shall have the meanings assigned to them in the Agreement.

     2. Purchase Price Amended. The parties hereto agree that the Purchase Price is hereby amended to be Fifteen Million Eight Hundred Sixty Three Thousand One Hundred Ninety Eight and no/100 Dollars ($15,863,198.00).

     3. Inventory. The definition of the term "Inventory" in Section 1.3 of the Agreement is hereby amended to include all merchantable food, saleable merchandise, paper, new uniforms and current promotional items located in or stored at the convenience stores contiguous to Burger King Store Numbers 7627, 8884 and 9821.

     4. Assignment. Purchaser hereby assigns the Agreement, as amended by this Amendment, and all rights and obligations thereunder, to NRE, and each and every reference to Purchaser (other than in this Section 4) in the Agreement, as amended by this Amendment, shall be deemed to refer to NRE. NRE hereby accepts such assignment.

     5. Scope. To the extent not amended or modified herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, with the intention of making it a valid and binding instrument, on the date first above written.

                                       Seller:

                                       F & P ENTERPRISES, INC.


                                       By:/s/ W. Thomas Fickling
                                       -----------------------------------
                                       W. Thomas Fickling       ,President
                                       -------------------------

                                       Shareholders:

                                       /s/ Thomas Fickling
                                       -----------------------------------
                                       Thomas Fickling

                                       /s/ William Prentice
                                       -----------------------------------
                                       William Prentice


                                       AMERIKING CAROLINA CORPORATION I
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                           By: /s/ Lawrence E. Jaro
                              -----------------------------------------
                              Lawrence E. Jaro, Chief Executive Officer


                           NATIONAL RESTAURANT ENTERPRISES, INC.
                           d/b/a AMERIKING CORPORATION


                           By: /s/ Lawrence E. Jaro
                              -----------------------------------------
                              Lawrence E. Jaro, Chief Executive Officer

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